                                                                        NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

FOR IMMEDIATE RELEASE

The Laclede Group Announces Retirement Plans of Chairman, President and CEO Douglas H. Yaeger

ST. LOUIS (January 4, 2011) – The Laclede Group (NYSE: LG) announced today that Douglas H. Yaeger, Chairman, President and Chief Executive Officer of The Laclede Group and Laclede Gas Company, intends to retire in January 2012.  Mr. Yaeger will continue to serve as a director of The Laclede Group after his retirement.

“I have given much thought to this decision, and it is clear to me that the timing is right from both a professional and a personal stand point,” said Yaeger.  “The Board and I have been actively engaged in succession planning during the past several years, and I believe the Company is well-positioned for the future.  We are financially strong and have a clear strategic direction, which we have been implementing successfully during the last several years.”

“During my tenure as CEO, we have developed a strong leadership team, which includes internal candidates to potentially succeed me.  The Board will also consider external candidates with the assistance of an executive search firm,” continued Yaeger.  “We have 12 months to identify the best person to next lead the Company and to complete the transition.  I am confident that we will make the right decision for the Company and its shareholders.”

During his tenure as Chairman, President and CEO, which will exceed 12 years in January 2012, the Company has transformed itself from a natural gas utility to a successful holding company.  During this period, The Laclede Group has developed and grown Laclede Energy Resources, its non-regulated natural gas marketer, by significantly increasing its customer base, revenues and earnings.  The Company also achieved measurable success with its acquisition, profitable operation and timely divestiture of SM&P Utility Resources, an industry-leading underground facility locating and marking company.  Importantly, during this period, the Company also stabilized and strengthened its core utility business, which led the way to six consecutive years of record earnings.

“Doug has led the transformation of the Company from a traditional utility to one that is well-positioned to take on the challenges of serving customers in both the regulated and non-regulated natural gas marketplaces,” said William E. Nasser, Lead Director of The Laclede Group.  “We look forward in the coming months to selecting a successor who can continue the successful execution of our strategy.”

ABOUT THE LACLEDE GROUP
Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves nearly 630,000 residential, commercial and industrial customers in the City of St. Louis and parts of 10 counties in eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

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